Exhibit 5.1

LOEB & LOEB LLP

345 Park Avenue
New York, NY 10154	Main212.407.4000 Fax212.407.4990

July 25, 2025

Liminatus Pharma, Inc.

6 Centerpointe Drive #625

La Palma, CA 90623

Ladies and Gentlemen:

We have acted as counsel to Liminatus Pharma, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 to which this opinion is filed as an exhibit (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale by the selling securityholders listed therein (the “Selling Securityholders”) of up to 20,454,961 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The 20,454,961 shares of Common Stock (the “Shares”) consist of:

(i) up to 10,169,406 shares of Common Stock (the “Merger Consideration Shares”) issued as merger consideration in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of November 30, 2022, as amended, by and among Iris Acquisition Corp (formerly known as Tribe Capital Growth Corp I), a Delaware corporation (“Iris”), the Company, SPAC Merger Sub, Inc., a Delaware corporation, Liminatus Pharma Merger Sub, Inc., a Delaware corporation, and Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”), which closed on April 30, 2025 (the “Business Combination”);

(ii) up to 6,900,000 shares of Common Stock (the “Founder Shares”) issued to Iris Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), upon conversion of shares of Class A common stock of Iris issued to the Sponsor as founder shares prior to Iris’s initial public offering (the “IPO”);

(iii) up to 1,500,000 shares of Common Stock (the “PIPE Shares”) issued to Ewon Comfortech Co., Ltd. (the “PIPE Investor”) pursuant to that certain Equity Subscription Agreement, dated November 30, 2022, as amended, by and among the Company, Iris and PIPE Investor;

(iv) up to 835,555 shares of Common Stock (the “Private Warrant Shares”) issuable upon the exercise of warrants issued in connection with the Business Combination as a result of the conversion of certain warrants to acquire shares of Class A common stock of Iris that were originally issued to Cantor (as defined below) in a private placement concurrently with Iris’ IPO (the “Private Warrants”), with each Private Warrant exercisable for one share of Common Stock at $11.50 per share;

(v) up to 700,000 shares of Common Stock (the “Deferred Underwriting Commissions Shares”) issued to Cantor Fitzgerald & Co. (“Cantor”), pursuant to the Fee Reduction Agreement, dated October 11, 2023, as amended by an amendment dated as of April 30, 2025 (the “Fee Reduction Agreement”); and

(vi) up to 350,000 shares of Common Stock (the “Settlement Shares”) issued to Alta Partners, LLC (“Alta”) pursuant to the Settlement and Release Agreement, dated as of July 16, 2025 (the “Settlement Agreement”).

In addition, the prospectus contained in the Registration Statement relates to the issuance by the Company of up to 6,900,000 shares of Common Stock (the “Public Warrant Shares”) that are issuable upon the exercise of the Company’s public warrants at an exercise price per share of $11.50 (the “Public Warrants”).

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Liminatus Pharma, Inc.
July 25, 2025

The Shares may be offered from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act as set forth in the Registration Statement, any amendment thereto, the prospectus contained in the Registration Statement (the “Prospectus”) and one or more supplements to the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Public Warrants, the Private Warrants, the Fee Reduction Agreement and the Settlement Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

a)	The Merger Consideration Shares, the Founder Shares and the PIPE Shares have been duly and validly issued and are fully paid and nonassessable; and
b)

The Public Warrant Shares, the Private Warrant Shares, the Deferred Underwriting Commissions Shares and the Settlement Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Public Warrants, the Private Warrants, the Fee Reduction Agreement and the Settlement Agreement, as the case may be, will be validly issued, fully paid and nonassessable.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Sincerely yours,

/s/ Loeb & Loeb LLP